Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2018 Third Quarter Results

BATON ROUGE, LA (October 25, 2018) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended September 30, 2018. The Company reported record net income of $4.0 million, or $0.41 per diluted common share, for the third quarter of 2018, compared to $3.8 million, or $0.39 per diluted common share, for the quarter ended June 30, 2018, and $2.1 million, or $0.24 per diluted common share, for the quarter ended September 30, 2017.

On a non-GAAP basis, core earnings per diluted common share for the third quarter were $0.41 compared to $0.40 for the second quarter of 2018 and $0.29 for the quarter ended September 30, 2017, respectively. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense, non-routine legal charges related to acquired loans, and severance (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am pleased to announce another successful quarter for Investar, as we continue to demonstrate our emphasis on creating long-term shareholder value. Net income has grown 90% to a record $4.0 million compared to the same quarter last year. We experienced solid organic loan growth of 4.5% during the quarter and have grown loans 7.9% year to date. Earnings were impacted by approximately $34 million of loan originations booked in the last ten days of the quarter for which we recorded approximately $0.3 million of provision expense with minimal benefit to interest income. However, we believe the strong loan growth during the quarter positions us for earnings growth in future quarters.
After the end of the quarter, we announced a definitive agreement to acquire Mainland Bank which will expand our footprint into the greater Houston area. We are excited to be a regional bank and believe this acquisition complements our strategy of increasing market share through partnerships with organizations having strong core deposit funding, solid commercial banking and credit practices, and exemplary customer service. We are enthusiastic about this partnership and look forward to welcoming Mainland Bank’s customers, shareholders and employees to the Investar family.”
Third Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended September 30, 2018 totaled $20.0 million, an increase of $0.8 million, or 4.1%, compared to the quarter ended June 30, 2018, and an increase of $4.4 million, or 28.1%, compared to the quarter ended September 30, 2017.

•
Total loans increased $58.1 million, or 4.5% (18% annualized), to $1.36 billion at September 30, 2018, compared to $1.30 billion at June 30, 2018, while total deposits increased $64.7 million, or 5.3% (21% annualized) to $1.30 billion at September 30, 2018, compared to $1.23 billion at June 30, 2018.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $484.7 million at September 30, 2018, an increase of $51.8 million, or 12.0%, compared to the business lending portfolio of $432.9 million at June 30, 2018, and an increase of $142.1 million, or 41.5%, compared to the business lending portfolio of $342.6 million at September 30, 2017.

•	Return on assets improved to 0.94% for the quarter ended September 30, 2018 compared to 0.93% for the quarter ended June 30, 2018 and 0.59% for the quarter ended September 30, 2017.

•	Efficiency ratio improved to 65.72% for the quarter ended September 30, 2018, compared to 71.80% for the quarter ended September 30, 2017.

•	The Company repurchased 42,767 shares of its common stock through its stock repurchase program at an average price of $27.09 during the quarter ended September 30, 2018.

•
On October 10, 2018, the Company announced that it has entered into a definitive agreement to acquire Mainland Bank, Texas City, Texas. Pursuant to the agreement, the shareholders of Mainland Bank will be entitled to receive an aggregate of approximately 764,000 shares of Company common stock, subject to certain adjustments. It is expected that shareholders of Mainland Bank will own approximately 7.4% of the combined company following the acquisition. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions, including approval of Mainland Bank’s shareholders and bank regulatory authorities.

Loans
Total loans were $1.36 billion at September 30, 2018, an increase of $58.1 million, or 4.5%, compared to June 30, 2018, and an increase of $247.9 million, or 22.3%, compared to September 30, 2017. Compared to the second quarter of 2018, we experienced the majority of our third quarter loan growth in the commercial real estate and commercial and industrial portfolios as we remain focused on relationship banking and growing our commercial loan portfolio. Loan balances after September 30, 2017 reflect our acquisition of BOJ Bancshares, Inc. (“BOJ”) which occurred on December 1, 2017.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2018	6/30/2018	9/30/2017	$	%	$	%	9/30/2018	9/30/2017
Mortgage loans on real estate
Construction and development	$160,921	$165,395	$122,501	$(4,474)	(2.7)%	$38,420	31.4%	11.9%	11.0%
1-4 Family	286,976	280,335	252,003	6,641	2.4	34,973	13.9	21.1	22.7
Multifamily	50,770	48,838	50,770	1,932	4.0	—	—	3.7	4.6
Farmland	20,902	20,144	14,130	758	3.8	6,772	47.9	1.5	1.3
Commercial real estate
Owner-occupied	291,168	287,320	217,369	3,848	1.3	73,799	34.0	21.4	19.6
Nonowner-occupied	301,828	292,946	245,053	8,882	3.0	56,775	23.2	22.2	22.0
Commercial and industrial	193,563	145,554	125,230	48,009	33.0	68,333	54.6	14.3	11.3
Consumer	52,284	59,779	83,465	(7,495)	(12.5)	(31,181)	(37.4)	3.9	7.5
Total loans	$1,358,412	$1,300,311	$1,110,521	$58,101	4.5%	$247,891	22.3%	100%	100%
At September 30, 2018, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $484.7 million, an increase of $51.8 million, or 12.0%, compared to the business lending portfolio of $432.9 million at June 30, 2018, and an increase of $142.1 million, or 41.5%, compared to the business lending portfolio of $342.6 million at September 30, 2017. The increase in the business lending portfolio is mainly attributable to the growth in commercial and industrial loans primarily resulting from increased production of our new Commercial and Industrial Division. At September 30, 2018, the business lending portfolio included $56.0 million of loans acquired from Citizens Bancshares, Inc. (“Citizens”) in July 2017 and BOJ in December 2017.
Construction and development loans were $160.9 million at September 30, 2018, a decrease of $4.5 million, or 2.7%, compared to $165.4 million at June 30, 2018, and an increase of $38.4 million, or 31.4%, compared to $122.5 million at September 30, 2017. The increase in the construction and development portfolio at September 30, 2018 compared to September 30, 2017 is primarily a result of organic growth in the Company’s Baton Rouge market where our lenders have extensive experience and long-standing relationships with local developers. At September 30, 2018, the construction and development portfolio included $19.8 million of loans acquired from Citizens in July 2017 and BOJ in December 2017.
Consumer loans, including indirect auto loans of $35.9 million, totaled $52.3 million at September 30, 2018, a decrease of $7.5 million, or 12.5%, compared to $59.8 million, including indirect auto loans of $42.1 million, at June 30, 2018, and a decrease of $31.2 million, or 37.4%, compared to $83.5 million, including indirect auto loans of $64.1 million, at September 30, 2017. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $6.3 million, or 0.47% of total loans, at September 30, 2018, an increase of $2.1 million compared to $4.2 million, or 0.33% of total loans, at June 30, 2018, and an increase of $4.1 million compared to $2.2 million, or 0.20% of total loans, at September 30, 2017. Included in nonperforming loans are loans acquired in 2017 with a balance of $3.5 million at September 30, 2018, or 54% of nonperforming loans, which is the primary reason for the increase in nonperforming loans compared to September 30, 2017.
The allowance for loan losses was $9.0 million, or 142.16% and 0.66% of nonperforming and total loans, respectively, at September 30, 2018, compared to $8.5 million, or 199.04% and 0.65%, respectively, at June 30, 2018, and $7.6 million, or 541.62% and 0.77%, respectively, at September 30, 2017. As a result of the acquisitions of Citizens and BOJ in 2017, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the remaining fair value adjustment.

The provision for loan losses was $0.8 million for the quarter ended September 30, 2018 compared to $0.6 million and $0.4 million for the quarters ended June 30, 2018 and September 30, 2017, respectively. The increase in the provision for loan losses is mainly a result of organic loan growth.
Deposits
Total deposits at September 30, 2018 were $1.30 billion, an increase of $64.7 million, or 5.3%, compared to June 30, 2018, and an increase of $194.3 million, or 17.6%, compared to September 30, 2017.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2018	6/30/2018	9/30/2017	$	%	$	%	9/30/2018	9/30/2017
Noninterest-bearing demand deposits	$214,190	$222,570	$175,130	$(8,380)	(3.8)%	$39,060	22.3%	16.5%	15.9%
NOW accounts	245,569	231,987	192,503	13,582	5.9	53,066	27.6	19.0	17.5
Money market deposit accounts	179,071	151,510	147,096	27,561	18.2	31,975	21.7	13.8	13.3
Savings accounts	112,078	117,649	103,017	(5,571)	(4.7)	9,061	8.8	8.7	9.4
Time deposits	544,713	507,214	483,616	37,499	7.4	61,097	12.6	42.0	43.9
Total deposits	$1,295,621	$1,230,930	$1,101,362	$64,691	5.3%	$194,259	17.6%	100.0%	100.0%
Net Interest Income
Net interest income for the third quarter of 2018 totaled $14.4 million, an increase of $0.1 million, or 0.5%, compared to the second quarter of 2018, and an increase of $2.8 million, or 24.7%, compared to the third quarter of 2017. Included in net interest income for the quarters ended September 30, 2018, June 30, 2018 and September 30, 2017 is $0.6 million, $0.5 million and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarter ended June 30, 2018 is an interest recovery of $0.2 million on an acquired loan.
The increase in net interest income in the third quarter of 2018 compared to the same quarter last year was primarily driven by growth in loan and securities balances partially offset by an increase in interest expense as we funded the increase in interest-earning assets with increased deposits and borrowings. Net interest income for the third quarter of 2018 increased $2.9 million and $1.4 million due to increases in the volume and yield, respectively, of interest-earning assets. These increases were slightly offset by increases in interest expense of $0.7 million and $0.8 million due to increases in the volume and cost, respectively, of interest-bearing liabilities compared to the second quarter of 2017.
The Company’s net interest margin was 3.56% for the quarter ended September 30, 2018 compared to 3.70% for the quarter ended June 30, 2018 and 3.40% for the quarter ended September 30, 2017. The yield on interest-earning assets was 4.65% for the quarters ended September 30, 2018 and June 30, 2018 compared to 4.26% for the quarter ended September 30, 2017. The increase in net interest margin at September 30, 2018 compared to September 30, 2017 was driven by an increase in interest-earning assets and the yields earned on those assets as well as interest accretion on acquired loans, partially offset by an increase in the cost of funds required to fund the increase in assets. The decrease in net interest margin for the third quarter of 2018 compared to the second quarter is a result of the increase in the cost of funds, as the yield on interest-earning assets remained constant.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as the $0.2 million interest recovery in the quarter ended June 30, 2018, net interest margin would have been 3.42% for the quarter ended September 30, 2018 compared to 3.51% for the quarter ended June 30, 2018 and 3.34% for the quarter ended September 30, 2017, while the yield on interest-earning assets would have been 4.51% at September 30, 2018 compared to 4.46% and 4.20% for the quarters ended June 30, 2018 and September 30, 2017, respectively.

The cost of deposits increased 17 basis points to 1.14% for the quarter ended September 30, 2018 compared to 0.97% for the quarter ended June 30, 2018 and increased 23 basis points compared to 0.91% at September 30, 2017. The increase in the cost of deposits compared to the quarters ended June 30, 2018 and September 30, 2017 reflects the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our market in a rising interest rate environment and attract new deposits. We also made the strategic decision to get ahead of the rising interest rate curve in future quarters and increased our deposit rates during the third quarter. We experienced significant deposit growth at these higher rates which contributed to the increase in the cost of deposits in the third quarter. The overall costs of funds for the quarter ended September 30, 2018 increased 15 and 29 basis points to 1.34% compared to 1.19% and 1.05% for the quarters ended June 30, 2018 and September 30, 2017, respectively. The increase in the cost of funds at September 30, 2018 compared to June 30, 2018 and September 30, 2017 is mainly a result of an increase in the cost of borrowed funds used to finance loan and investment activity.
Noninterest Income
Noninterest income for the third quarter of 2018 totaled $1.2 million, an increase of $24,000, or 2.0%, compared to the second quarter of 2018, and an increase of $50,000, or 4.3%, compared to the third quarter of 2017. The increase in noninterest income compared to the quarter ended June 30, 2018 is mainly attributable to an increase in service charges on deposit accounts partially offset by a decrease in servicing fees and fee income on serviced loans. The increase in noninterest income compared to the third quarter of 2017 is primarily a result of a $0.3 million increase in other operating income partially offset by decreases in gain on sale of fixed assets and servicing fees and fee income on serviced loans. Other operating income includes, among other things, interchange fees, various operations fees, and income recognized on certain equity method investments.
Noninterest Expense
Noninterest expense for the third quarter of 2018 totaled $10.3 million, an increase of $0.1 million, or 0.9%, compared to the second quarter of 2018, and an increase of $1.1 million, or 12.4%, compared to the third quarter of 2017. Noninterest expense for the quarter ended September 30, 2018 includes $0.3 million of severance expense recognized as part of a staffing optimization plan focused on the operations of our recent acquisitions.
The increase in noninterest expense compared to the third quarter of 2017 is primarily attributable to the $1.5 million and $0.3 million increases in salaries and employee benefits and other operating expenses, respectively, partially offset by a $0.8 million decrease in acquisition expense. The increase in salaries and employee benefits compared to the third quarter of 2017 is mainly attributable to the increase in employees from both the BOJ acquisition, which occurred on December 1, 2017, and the addition of our new Commercial and Industrial Division in January 2018, which includes five new lenders and related support staff. Full-time equivalent employees increased by 26, or 11%, at September 30, 2018 compared to September 30, 2017.
Taxes
The Company recorded income tax expense of $0.5 million for the quarter ended September 30, 2018, which equates to an effective tax rate of 11.3%, a decrease from the effective tax rates of 20.2% and 32.6% for the quarters ended June 30, 2018 and September 30, 2017, respectively. The decrease is primarily a result of the Tax Cuts and Jobs Act, which lowered the federal corporate income tax rate to 21% from 35%, effective January 1, 2018. The Company also recorded a discrete tax benefit of $0.3 million during the third quarter related to return-to-provision adjustments. Management expects the Company’s effective tax rate to approximate 20% for the remainder of 2018.
Basic Earnings Per Share and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.42 and $0.41, respectively, for the quarter ended September 30, 2018, an increase of $0.03 and $0.02 compared to basic and diluted earnings per common share of $0.39 for the quarter ended June 30, 2018 and an increase of $0.18 and $0.17 compared to basic and diluted earnings per common share of $0.24 for the quarter ended September 30, 2017, respectively.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 20 full service banking offices located throughout its market. At September 30, 2018, the Company had 253 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure; and

•	the satisfaction of the conditions to closing the pending acquisition of Mainland Bank and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
Additional Information for Investors and Shareholders
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Mainland Bank, the Company will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). The registration statement will include a proxy statement of

Mainland Bank, and will constitute a prospectus of the Company, which Mainland Bank will send to its shareholders. Investors and shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about the Company, the Bank, Mainland Bank and the proposed transactions.
When filed, these and other documents relating to the merger filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the “Investor Relations” section of the Company’s website at www.investarbank.com. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to: Attn: Investor Relations, Investar Holding Corporation, P.O. Box 84207, Baton Rouge, Louisiana 70884-4207, or by calling (225) 227-2222.
The Company, the Bank, Mainland Bank and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Mainland Bank in connection with the proposed merger transaction. Information about the Company’s participants and their interests may be found in the definitive proxy statement of the Company relating to its 2018 Annual Meeting of Shareholders filed with the SEC on April 12, 2018. The definitive proxy statement can be obtained free of charge from the sources indicated above.
This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2018	6/30/2018	9/30/2017	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$18,777	$18,009	$14,442	4.3%	30.0%
Total interest expense	4,392	3,689	2,904	19.1	51.2
Net interest income	14,385	14,320	11,538	0.5	24.7
Provision for loan losses	785	567	420	38.4	86.9
Total noninterest income	1,217	1,193	1,167	2.0	4.3
Total noninterest expense	10,254	10,160	9,122	0.9	12.4
Income before income taxes	4,563	4,786	3,163	(4.7)	44.3
Income tax expense	516	966	1,032	(46.6)	(50.0)
Net income	$4,047	$3,820	$2,131	5.9	89.9

AVERAGE BALANCE SHEET DATA
Total assets	$1,705,733	$1,655,709	$1,437,929	3.0%	18.6%
Total interest-earning assets	1,603,711	1,553,813	1,346,455	3.2	19.1
Total loans	1,311,158	1,269,894	1,073,800	3.2	22.1
Total interest-bearing deposits	1,045,326	1,001,037	927,014	4.4	12.8
Total interest-bearing liabilities	1,301,248	1,247,695	1,101,112	4.3	18.2
Total deposits	1,260,913	1,223,441	1,100,226	3.1	14.6
Total stockholders’ equity	178,735	175,801	152,186	1.7	17.4

PER SHARE DATA
Earnings:
Basic earnings per share	$0.42	$0.39	$0.24	7.7%	75.0%
Diluted earnings per share	0.41	0.39	0.24	5.1	70.8
Core Earnings(1):
Core basic earnings per share(1)	0.42	0.40	0.29	5.0	44.8
Core diluted earnings per share(1)	0.41	0.40	0.29	2.5	41.4
Book value per share	18.69	18.50	17.56	1.0	6.4
Tangible book value per share(1)	16.60	16.42	16.04	1.1	3.5
Common shares outstanding	9,545,701	9,581,034	8,704,562	(0.4)	9.7
Weighted average common shares outstanding - basic	9,563,550	9,558,873	8,702,559	—	9.9
Weighted average common shares outstanding - diluted	9,682,880	9,648,021	8,797,517	0.4	10.1

PERFORMANCE RATIOS
Return on average assets	0.94%	0.93%	0.59%	1.1%	59.3%
Core return on average assets(1)	0.93	0.94	0.70	(1.1)	32.9
Return on average equity	8.98	8.72	5.55	3.0	61.8
Core return on average equity(1)	8.88	8.85	6.61	0.3	34.3
Net interest margin	3.56	3.70	3.40	(3.8)	4.7
Net interest income to average assets	3.35	3.47	3.18	(3.5)	5.3
Noninterest expense to average assets	2.39	2.46	2.52	(2.8)	(5.2)
Efficiency ratio(2)	65.72	65.49	71.80	0.4	(8.5)
Core efficiency ratio(1)	63.94	64.99	66.49	(1.6)	(3.8)
Dividend payout ratio	10.63	10.01	12.26	6.2	(13.3)
Net charge-offs to average loans	0.02	0.02	0.01	—	100.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2018	6/30/2018	9/30/2017	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.61%	0.50%	0.41%	22.0%	48.8%
Nonperforming loans to total loans	0.47	0.33	0.20	42.4	135.0
Allowance for loan losses to total loans	0.66	0.65	0.77	1.5	(14.3)
Allowance for loan losses to nonperforming loans	142.16	199.04	541.62	(28.6)	(73.8)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.28%	10.44%	10.35%	(1.5)%	(0.7)%
Tangible equity to tangible assets(1)	9.24	9.38	9.54	(1.5)	(3.1)
Tier 1 leverage ratio	10.08	10.22	10.13	(1.4)	(0.5)
Common equity tier 1 capital ratio(2)	11.43	11.64	11.86	(1.8)	(3.6)
Tier 1 capital ratio(2)	11.88	12.11	12.15	(1.9)	(2.2)
Total capital ratio(2)	13.79	14.04	14.32	(1.8)	(3.7)
Investar Bank:
Tier 1 leverage ratio	10.98	11.14	11.21	(1.4)	(2.1)
Common equity tier 1 capital ratio(2)	12.96	13.21	13.46	(1.9)	(3.7)
Tier 1 capital ratio(2)	12.96	13.21	13.46	(1.9)	(3.7)
Total capital ratio(2)	13.59	13.82	14.10	(1.7)	(3.6)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2018.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017
ASSETS
Cash and due from banks	$21,151	$21,338	$17,942
Interest-bearing balances due from other banks	3,352	13,483	30,566
Federal funds sold	285	10	—
Cash and cash equivalents	24,788	34,831	48,508

Available for sale securities at fair value (amortized cost of $238,443, $247,317, and $228,980, respectively)	230,747	241,587	227,562
Held to maturity securities at amortized cost (estimated fair value of $16,691, $17,064, and $19,311, respectively)	17,030	17,299	19,306
Loans, net of allowance for loan losses of $9,021, $8,451, and $7,605, respectively	1,349,391	1,291,860	1,102,916
Other equity securities	12,671	13,095	7,744
Bank premises and equipment, net of accumulated depreciation of $9,332, $8,805, and $7,362, respectively	39,831	39,253	33,705
Other real estate owned, net	4,227	4,225	3,830
Accrued interest receivable	5,073	4,842	4,147
Deferred tax asset	1,768	1,429	2,604
Goodwill and other intangible assets, net	19,902	19,952	13,271
Bank-owned life insurance	23,702	23,543	8,140
Other assets	6,185	5,555	4,690
Total assets	$1,735,315	$1,697,471	$1,476,423

LIABILITIES
Deposits
Noninterest-bearing	$214,190	$222,570	$175,130
Interest-bearing	1,081,431	1,008,360	926,232
Total deposits	1,295,621	1,230,930	1,101,362
Advances from Federal Home Loan Bank	208,083	237,075	162,700
Repurchase agreements	17,931	16,752	24,892
Subordinated debt	18,203	18,191	18,157
Junior subordinated debt	5,832	5,819	3,609
Accrued taxes and other liabilities	11,238	11,474	12,827
Total liabilities	1,556,908	1,520,241	1,323,547

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,545,701, 9,581,034, and 8,704,562 shares outstanding, respectively	9,546	9,581	8,705
Surplus	131,333	132,166	113,458
Retained earnings	42,868	39,258	31,508
Accumulated other comprehensive loss	(5,340)	(3,775)	(795)
Total stockholders’ equity	178,407	177,230	152,876
Total liabilities and stockholders’ equity	$1,735,315	$1,697,471	$1,476,423

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
INTEREST INCOME
Interest and fees on loans	$16,905	$16,223	$12,893	$48,754	$33,456
Interest on investment securities	1,710	1,644	1,399	4,813	3,627
Other interest income	162	142	150	397	296
Total interest income	18,777	18,009	14,442	53,964	37,379

INTEREST EXPENSE
Interest on deposits	2,994	2,426	2,137	7,673	5,817
Interest on borrowings	1,398	1,263	767	3,728	1,862
Total interest expense	4,392	3,689	2,904	11,401	7,679
Net interest income	14,385	14,320	11,538	42,563	29,700

Provision for loan losses	785	567	420	1,977	1,145
Net interest income after provision for loan losses	13,600	13,753	11,118	40,586	28,555

NONINTEREST INCOME
Service charges on deposit accounts	368	327	281	1,054	474
Gain on sale of investment securities, net	15	22	27	37	242
Gain (loss) on sale of fixed assets, net	9	(1)	160	98	184
(Loss) gain on sale of other real estate owned, net	—	(4)	37	(4)	32
Servicing fees and fee income on serviced loans	232	253	352	773	1,153
Other operating income	593	596	310	1,524	768
Total noninterest income	1,217	1,193	1,167	3,482	2,853
Income before noninterest expense	14,817	14,946	12,285	44,068	31,408

NONINTEREST EXPENSE
Depreciation and amortization	644	629	542	1,871	1,309
Salaries and employee benefits	6,646	6,495	5,136	19,189	13,195
Occupancy	337	335	317	1,052	826
Data processing	493	565	446	1,600	1,169
Marketing	71	44	124	153	271
Professional fees	281	228	263	764	726
Acquisition expenses	—	—	824	1,104	1,049
Other operating expenses	1,782	1,864	1,470	5,243	4,189
Total noninterest expense	10,254	10,160	9,122	30,976	22,734
Income before income tax expense	4,563	4,786	3,163	13,092	8,674
Income tax expense	516	966	1,032	2,823	2,756
Net income	$4,047	$3,820	$2,131	$10,269	$5,918

EARNINGS PER SHARE
Basic earnings per share	$0.42	$0.39	$0.24	$1.06	$0.72
Diluted earnings per share	$0.41	$0.39	$0.24	$1.05	$0.71
Cash dividends declared per common share	$0.05	$0.04	$0.03	$0.12	$0.07

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,311,158	$16,905	5.12%	$1,269,894	$16,223	5.12%	$1,073,800	$12,893	4.76%
Securities:
Taxable	230,299	1,506	2.60	224,263	1,441	2.58	203,407	1,193	2.33
Tax-exempt	34,108	204	2.37	33,936	203	2.40	34,659	206	2.36
Interest-bearing balances with banks	28,146	162	2.29	25,720	142	2.20	34,589	150	1.72
Total interest-earning assets	1,603,711	18,777	4.65	1,553,813	18,009	4.65	1,346,455	14,442	4.26
Cash and due from banks	16,938			16,690			22,626
Intangible assets	19,926			20,064			13,283
Other assets	73,722			73,312			63,007
Allowance for loan losses	(8,564)			(8,170)			(7,442)
Total assets	$1,705,733			$1,655,709			$1,437,929

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$394,545	$823	0.83	$372,824	$641	0.69	$337,846	$604	0.71
Savings deposits	117,795	140	0.47	121,174	138	0.46	102,331	139	0.54
Time deposits	532,986	2,031	1.51	507,039	1,647	1.30	486,837	1,394	1.14
Total interest-bearing deposits	1,045,326	2,994	1.14	1,001,037	2,426	0.97	927,014	2,137	0.91
Short-term borrowings	157,595	727	1.83	140,595	579	1.65	122,456	367	1.19
Long-term debt	98,327	671	2.71	106,063	684	2.59	51,642	400	3.07
Total interest-bearing liabilities	1,301,248	4,392	1.34	1,247,695	3,689	1.19	1,101,112	2,904	1.05
Noninterest-bearing deposits	215,587			222,404			173,212
Other liabilities	10,163			9,809			11,419
Stockholders’ equity	178,735			175,801			152,186
Total liability and stockholders’ equity	$1,705,733			$1,655,709			$1,437,929
Net interest income/net interest margin		$14,385	3.56%		$14,320	3.70%		$11,538	3.40%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the nine months ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,280,883	$48,754	5.09%	$960,868	$33,456	4.66%
Securities:
Taxable	220,514	4,200	2.55	173,273	3,044	2.35
Tax-exempt	34,243	613	2.39	31,540	583	2.47
Interest-bearing balances with banks	26,138	397	2.03	29,238	296	1.35
Total interest-earning assets	1,561,778	53,964	4.62	1,194,919	37,379	4.18
Cash and due from banks	16,871			13,180
Intangible assets	19,958			6,612
Other assets	73,491			58,401
Allowance for loan losses	(8,245)			(7,265)
Total assets	$1,663,853			$1,265,847

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$376,214	$2,044	0.73	$307,369	$1,616	0.70
Savings deposits	119,932	416	0.46	69,194	308	0.60
Time deposits	520,349	5,213	1.34	440,956	3,893	1.18
Total interest-bearing deposits	1,016,495	7,673	1.01	817,519	5,817	0.95
Short-term borrowings	147,330	1,813	1.64	127,081	1,000	1.05
Long-term debt	95,735	1,915	2.68	37,479	862	3.08
Total interest-bearing liabilities	1,259,560	11,401	1.21	982,079	7,679	1.05
Noninterest-bearing deposits	218,268			133,675
Other liabilities	10,005			10,166
Stockholders’ equity	176,020			139,927
Total liability and stockholders’ equity	$1,663,853			$1,265,847
Net interest income/net interest margin		$42,563	3.64%		$29,700	3.32%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2018	June 30, 2018	September 30, 2017
Tangible common equity
Total stockholders’ equity	$178,407	$177,230	$152,876
Adjustments:
Goodwill	17,424	17,358	11,357
Core deposit intangible	2,378	2,494	1,814
Trademark intangible	100	100	100
Tangible common equity	$158,505	$157,278	$139,605
Tangible assets
Total assets	$1,735,315	$1,697,471	$1,476,423
Adjustments:
Goodwill	17,424	17,358	11,357
Core deposit intangible	2,378	2,494	1,814
Trademark intangible	100	100	100
Tangible assets	$1,715,413	$1,677,519	$1,463,152

Common shares outstanding	9,545,701	9,581,034	8,704,562
Tangible equity to tangible assets	9.24%	9.38%	9.54%
Book value per common share	$18.69	$18.50	$17.56
Tangible book value per common share	16.60	16.42	16.04

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2018	6/30/2018	9/30/2017
Net interest income	(a)	$14,385	$14,320	$11,538
Provision for loan losses		785	567	420
Net interest income after provision for loan losses		13,600	13,753	11,118

Noninterest income	(b)	1,217	1,193	1,167
Gain on sale of investment securities, net		(15)	(22)	(27)
Loss (gain) on sale of other real estate owned, net		—	4	(37)
(Gain) loss on sale of fixed assets, net		(9)	1	(160)
Core noninterest income	(d)	1,193	1,176	943

Core earnings before noninterest expense		14,793	14,929	12,061

Total noninterest expense	(c)	10,254	10,160	9,122
Acquisition expense		—	—	(824)
Severance		(293)	—	—
Non-routine legal expense		—	(89)	—
Core noninterest expense	(f)	9,961	10,071	8,298

Core earnings before income tax expense		4,832	4,858	3,763
Core income tax expense(1)		830	981	1,228
Core earnings		$4,002	$3,877	$2,535

Core basic earnings per common share		0.42	0.41	0.29

Diluted earnings per common share (GAAP)		$0.41	$0.39	$0.24
Gain on sale of fixed assets, net		—	—	(0.01)
Acquisition expense		—	—	0.06
Non-routine legal expense		—	0.01	—
Severance		0.03	—	—
Discrete tax benefit related to return-to-provision adjustments		(0.03)	—	—
Core diluted earnings per common share		$0.41	$0.40	$0.29

Efficiency ratio	(c) / (a+b)	65.72%	65.49%	71.80%
Core efficiency ratio	(f) / (a+d)	63.94%	64.99%	66.49%
Core return on average assets(2)		0.93%	0.94%	0.70%
Core return on average equity(2)		8.88%	8.85%	6.61%
Total average assets		$1,705,733	$1,655,709	$1,437,929
Total average stockholders’ equity		178,735	175,801	152,186

(1) Core income tax expense is calculated using the effective tax rate of 17.2%, prior to the discrete tax benefit of $0.3 million related to return-to-provision adjustments, for the quarter ended September 30, 2018, and effective tax rates of 20.2%, and 32.6% for the quarters ended June 30, 2018, and September 30, 2017, respectively.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.